Exhibit 17.1

Jamie Weinstein

c/o Pacific Investment Management Company LLC
50 Newport Center Dr, Newport Beach, CA 92660

December 12, 2021

R. Steven Hicks

Chief Executive Officer and Chairman of the Board of Directors

Capstar Special Purpose Acquisition Corp.

405 West 14th Street

Austin, TX 78701

Re:      Resignation from Board of Directors

Dear Steve,

I am writing in my capacity as a member of the Board of Directors of Capstar Special Purpose Acquisition Corp. (“Capstar” or the “Company”) to inform the Company, and the other members of the Board of Directors, that I can no longer support the proposed business combination (the “Proposed Transaction”) of Capstar with Gelesis, Inc. (“Gelesis”), and I can no longer recommend the Proposed Transaction to Capstar’s stockholders, consistent with my fiduciary duties to the Company and the stockholders. For that reason, I have determined to resign my position as a member of the Board of Directors and as a member of each committee of the Board of Directors on which I sit, and I hereby do so, effective immediately.

Sincerely,

/s/ Jamie Weinstein
Jamie Weinstein

cc:       The Board of Directors of Capstar